Exhibit 99.1

Marker Therapeutics Announces Clinical Program Updates and Pipeline Prioritization

Strategic prioritization of clinical programs with focus on MT-601 in patients with lymphoma

MultiTAA-specific T cell therapies demonstrate clinical safety and positive clinical data across multiple indications

Marker provides updates supporting the clinical benefits of MT-401 in patients with measurable residual disease (MRD)

Houston, TX – January 8, 2024 – Marker Therapeutics, Inc. (Nasdaq: MRKR), a clinical-stage immuno-oncology company focusing on developing next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumors, today announced a restructuring of its clinical programs and a strategic prioritization of its multi-tumor associated antigen (multiTAA)-specific T cell product pipeline. In addition, the Company reported a clinical update on the Phase 2 ARTEMIS study investigating MT-401, a multiTAA-specific T cell product, for the treatment of patients with acute myeloid leukemia (AML).

Following the non-dilutive transaction with Cell Ready (Press Release, May 1, 2023), Marker has made significant progress on clinical and corporate restructuring with the objective of accelerating the commercial development of our unique multiTAA technology. The Company today announced the prioritization of MT-601 in chimeric antigen receptor (CAR) relapse patients with lymphoma (APOLLO; clinicaltrials.gov identifier: NCT05798897). This strategic decision was made based on 1) the Company’s promising non-clinical and clinical data using the multiTAA technology in lymphoma, and 2) the lack of an approved treatment for patients who experience relapse after treatment with CD19 CAR T (up to 60% within a year; Chong EA et al, N Engl J Med, 2021), which is a clear unmet medical need and provides an opportunity for accelerated product development.

Highlights from the Lymphoma Study

Clinical Efficacy in Patients with Lymphoma in Previous Clinical Trial

•	The multiTAA-specific T cell product targeting 5 TAAs was investigated in the TACTAL study, a Phase 1 trial conducted at Baylor College of Medicine.
•	The TACTAL study enrolled patients with Hodgkin’s and non-Hodgkin’s lymphoma and demonstrated clinical safety and efficacy with durable clinical responses for 6 years (Vasileiou et al, J Clin Oncol, 2021).

Non-Clinical Proof-of-Concept Data

•	Marker developed a long-term in vitro killing assay 1) to better understand resistance mechanisms following CAR T cell treatment and 2) to determine if a product that is capable of targeting 6 TAAs (MT-601) will be able to kill CAR-resistant lymphoma cells (Press Release, May 31, 2023).
•	After CD19-targeting CAR T cell treatment, 98% of lymphoma cells were eliminated in vitro. Long-term follow-up (three weeks) demonstrated outgrowth of CD19-negative tumor cells. Additional anti-CD19 CAR T cell treatment failed to inhibit tumor growth due to the lack of target antigen (CD19) expression on the tumor.

•	Treating CAR-resistant lymphoma cells with MT-601 resulted in complete long-term growth inhibition (over three weeks) highlighting that MT-601 has the potential to effectively treat CD19 CAR-resistant tumors (Pre-Clinical Data in Lymphoma, May 31, 2023).

Durable Response in CAR Relapsed Patient with Lymphoma

•	The Company-sponsored Phase 1 APOLLO study investigates the safety and efficacy of MT-601 in patients with lymphoma who have failed or are ineligible to receive anti-CD19 CAR T cell therapy.
•	The first study participant, a 57-year-old female with diffuse large B cell lymphoma (DLBCL), was enrolled in the Phase 1 dose escalation stage of the trial after failing 4 prior lines of therapy, including anti-CD19 CAR T cell therapy (Press Release, June 12, 2023). The participant relapsed within 90 days of CAR T cell therapy, and was treated with MT-601 without prior lymphodepletion.
•	The patient tolerated MT-601 well without treatment-related adverse events and achieved a complete response eight weeks after the second infusion of MT-601 (Press Release, Sep 11, 2023).
•	Six months following treatment with MT-601 the study participant has maintained a complete response to treatment suggesting that MT-601 is more durable compared to CAR T cells in this study participant (Press Release, Dec 11, 2023).

CD19-targeting CAR T cell therapies are associated with severe side effects and toxicities, and up to 60% of patients with DLBCL relapse within a year (Chong EA et al, N Engl J Med, 2021). Additionally, the FDA is investigating CAR T therapies for the potential risk of inducing secondary cancers (U.S. Food and Drug Administration, Nov 28, 2023). To date, multiTAA-specific T cell therapies have been well-tolerated in over 200 patients in clinical trials, and Marker believes that, unlike CAR T cells, multiTAA-specific T cells could represent a safer therapeutic option due to their non-genetically engineered approach that selectively expands tumor-specific T cells from a patient’s/donor’s blood without the risk of mutagenesis.

Promising Clinical Observations and New Directions with MT-401 in Patients with MRD in AML

Today, Marker is providing a clinical update on the Phase 2 ARTEMIS clinical study (clinicaltrials.gov identifier: NCT04511130), and the direction it will pursue. This multicenter study is evaluating the safety and efficacy of MT-401 in patients with AML after allogeneic hematopoietic stem cell transplantation (HSCT).

A total of 8 patients with MRD+ AML after HSCT were enrolled and treated with MT-401. None of the 8 treated patients experienced a drug related adverse event. Of the 8 treated patients, 4 experienced a clinical benefit, with 3 showing a conversion to MRD-negative, and one patient showing a partial response with a logarithmic reduction of MRD levels by PCR. One patient has not yet had the first assessment post treatment. Of the 8 treated patients in the study, only 1 patient had documented disease progression and was taken to a second transplant. The other 3 patients were taken off the study for reasons unrelated to the clinical outcome.

Obtaining timely consent and re-accessing HSCT donors for apheresis for the manufacture of MT-401 caused delayed patient accrual and patient eligibility issues. Consequently, the rapid progression of disease contributed to some patients to withdraw from the study prior to administration of study product. Therefore, to streamline resources and to reduce time to treatment, Marker intends to focus on a ready for use product from commercially available leukapheresis material and will discontinue the patient-specific part (ARTEMIS) of the AML program.

“We are encouraged by the clinical observations in patients with MRD in our AML study,” said Juan Vera, M.D., President and CEO of Marker Therapeutics. “The data demonstrate the safety of MT-401 and provide evidence that MT-401 could benefit patients with MRD+ AML.”

Dr. Vera continued: “Decreasing the time to treatment is critical when it comes to the treatment of patients that suffer from rapidly progressing cancers, such as patients with MRD in AML, which typically advances rapidly into frank relapse with poor outcomes. We believe using commercial leukapheresis material from healthy donors can bypass the bottleneck associated with donor identification and facilitate large-scale manufacturing. This approach is expected to not only reduce manufacturing costs, but also expedite time to treatment to as little as 72 hours. We are currently working to initiate the clinical study and anticipate that the first patient with AML will be treated with MT-401 manufactured from healthy donors in the second half of 2024.”

The Company previously announced that the FDA has cleared the clinical protocol to investigate a ready for use MT-401 product manufactured from healthy donors in patients with AML, and a cellular inventory has been established with continuous efforts to expand this inventory (Press Release, Aug 7, 2023).

Marker has secured non-dilutive funding to support the clinical investigation of a ready for use MT-401 product in patients with AML. Using these allocated funds will allow the Company to proceed with the ready for use program without affecting the ongoing Phase 1 APOLLO study and the capital runway of the Company into the fourth quarter of 2025.

In addition, the Company has an Investigational New Drug (IND) application cleared by the U.S. FDA for a Phase 1 trial to investigate MT-601 in patients with pancreatic cancer in combination with first-line chemotherapy. The clinical advancement of this multicenter study will be pending additional funding from non-dilutive sources, including grant activities.

“The strategic restructure of our multiTAA pipeline reflects our ongoing commitment to innovate and deliver groundbreaking treatments,” said Dr. Vera. “The decision to shift our focus on MT-601 in patients with lymphoma is based on our promising non-clinical and clinical observations. Lymphoma is a highly competitive landscape with numerous companies striving to compete with CAR T cell therapies. However, our approach differs by targeting multiple antigens and focusing on a unique niche: patients who have experienced CAR T cell relapse or are ineligible for CAR T therapy.”

Dr. Vera continued: “We believe that MT-601 could address the unmet medical need in this patient population. Developing a product in this patient population is commercially attractive due to the well understood natural history, the unmet medical need, and the lower number of competing trials. Assuming we continue to see promising results in our APOLLO study, this would allow us to accelerate the development of MT-601 in CAR relapse patients with lymphoma.”

About multiTAA-specific T cells

The multi-tumor associated antigen (multiTAA)-specific T cell platform is a novel, non-genetically modified cell therapy approach that selectively expands tumor-specific T cells from a patient's/donor’s blood capable of recognizing a broad range of tumor antigens. Clinical trials that enrolled more than 200 patients with various hematological malignancies and solid tumors showed that autologous and allogeneic multiTAA-specific T cell products were well tolerated and demonstrated durable clinical responses, and consistent epitope spreading. The latter is typically not observed with other T cell therapies and enables the potential contribution to a lasting anti-tumor effect.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. The T cell therapy technology developed by Marker is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e., tumor targets) and kill tumor cells expressing those targets. This population of T cells is designed to attack multiple tumor targets following infusion into patients and to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer the T cells, Marker believes that its product candidates will be easier and less expensive to manufacture, with reduced toxicities, compared to current engineered CAR-T and TCR-based approaches, and may provide patients with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

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Forward-Looking Statements

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; the timing, conduct and success of our clinical trials of our product candidates, including MT-401 for the treatment of patients with AML and MT-601 for the treatment of patients with lymphoma. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at WWW.SEC.GOV. The Company assumes no obligation to update its forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release except as may be required by law.

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